ENZON
PHARMACEUTICALS

DCM | DELLACAMERA CAPITAL MANAGEMENT, LLC.

June 2009

Investor Presentation by:

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties.  In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “likely,”
“believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of such terms and other comparable terminology.  You should not place undue reliance on these forward-looking statements, which speak only as of the date made.  You should also know that such statements are not guaranties of future performance and are subject to risks, uncertainties and assumptions.  Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ substantially from those included within these forward-looking statements. DellaCamera Capital Management, LLC (“DCM”) undertakes no obligation to update or advise you of any revision to these forward-looking statements to reflect events or circumstances occurring after the date they are made or to reflect the occurrence of unanticipated events.

THIS PRESENTATION IS PROVIDED IN CONNECTION WITH THE CONSENT SOLICITATION CONDUCTED BY
DELLACAMERA CAPITAL MASTER FUND LTD.  PLEASE READ THE CONSENT SOLICITATION STATEMENT (the
“CONSENT SOLICITATION STATEMENT”) OF DELLACAMERA CAPITAL MASTER FUND, LTD. WHEN IT BECOMES
AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT
INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF CONSENTS OF STOCKHOLDERS OF
ENZON PHARMACEUTICALS, INC. YOU MAY OBTAIN THE CONSENT SOLICITATION STATEMENT, OR ANY
OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV.

YOU MAY ALSO OBTAIN THE CONSENT SOLICITATION STATEMENT, OR ANY OTHER INFORMATION RELEVANT
TO THE SOLICITATION OF CONSENTS BY DELLACAMERA CAPITAL MASTER FUND, LTD., BY CONTACTING
MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NY 10016 AT 800-322-2885. PRESENTLY,
A PRELIMINARY FORM OF THE CONSENT SOLICITATION STATEMENT IS PUBLICLY AVAILABLE.

DellaCamera Capital Management, LLC (“DCM”) is a private investment firm whose three founders have a combined 70 years of investment experience

Value-oriented investment strategy

One of DCM’s investment strategies is to identify undervalued assets that have the potential for meaningful appreciation, particularly if managed appropriately

Strong belief in the rights of shareholders and the underlying principle that it is the shareholders who own the company

Preference to work in a constructive manner with companies in which we invest

Who We Are

Shareholder	% of Stock Outstanding [2]
Iridian Asset Management LLC	18.2%
Highbridge Capital Management, LLC	9.0%
DCM [1]	**8.3%**
Carl C. Icahn and Affiliated Entities	7.8%
Renaissance Technologies LLC	7.5%
Top 5 Shareholders	**50.8%**

ENZON

DCM DELLACAMERA CAPITAL MANAGEMENT, LLC.

Shareholders of Enzon
Pharmaceuticals, Inc. (“Enzon” or
the “Company”) since July 2007

Approximately $30 million invested

8.3% beneficial ownership ¹

3rd largest beneficial shareholder

Repeated attempts to constructively
add value and improve corporate
governance have been dismissed by
Enzon’s leadership

Retained Moelis & Company LLC
(“Moelis”) as our financial advisor in
November 2008

Notes:

1    Based on 1,000 shares of Common Stock owned of record and 3,781,713 shares of Common Stock reported as being owned beneficially (and not of record) by DellaCamera Master Fund as of May 31, 2009; includes 209,424 shares of Common Stock into which 4% Convertible Senior Notes due 2012 held by DellaCamera Master Fund may be convertible and 88,100 shares of Common Stock for which Jan 2010 $10.00 Call Options held by DellaCamera
      Master Fund are exercisable

2    Per Enzon’s 4/13/09 DEF14A

DELLACAMERA CAPITAL MANAGEMENT

TOP 5 SHAREHOLDERS OF ENZON

Our History with Enzon

Enzon’s Potential…

Like many shareholders, DCM continues to believe in Enzon’s underlying value

Enzon is a misunderstood and undervalued company

This strong, cash flow generating potential stems from the Specialty Pharmaceuticals and Royalty businesses which were here prior to the arrival of existing management

2009E operating cash flow prior to R&D expenses between $80 to $90 million¹

Specialty
Pharmaceuticals
(Marketed Products
& Contract
Manufacturing)

Royalty Business

Biotech Pipeline

2008 Revenue = $137.4mm

2008 Segment Profit = $27.3mm

2008 Revenue = $59.6mm

2008 Segment Profit = $59.6mm

PEG-SN38

LNA Platform (HIF-1 alpha,
Survivin, 6 other LNA targets)

VALUE DRIVERS

Diverse revenue streams and cash
flow generating potential from
marketed products

Strong cash flow generation from
royalty streams

Upside optionality from Biotech
pipeline

Note:

1   Derived from Enzon’s February 19, 2009 earnings release noting that the Company expects to remain operating cash flow neutral with 2009 R&D expenditures expected to be in the range of $80 to $90 million

Share Price (as of 06/05/2009)	**$7.76**
Shares Outstanding	45.3
Equity Value	**$351.5**
Plus: Long-Term Debt	250.1
Less: Cash & Mktble Securities	(185.8)
Enterprise Value	**$415.7**

	Caris	Oppenheimer	Cowen
Royalty Business	$291.0	$370.0	$200.0
Marketed Products	266.0	215.0	94.0
Biotech Pipeline	50.0	75.0	89.0
Contract Manufacturing	50.0	40.0	NA
Total Asset Value	**$657.0**	**$700.0**	**$383.0**
Less: Net Debt	(64.2)	(64.2)	(64.2)
Implied Equity Value	**$592.8**	**$635.8**	**$318.8**
Shares Outstanding	45.3	45.3	45.3
Implied Price/Share	**$13.09**	**$14.04**	**$7.04**
Current Share Price	$7.76	$7.76	$7.76
Premium/(Discount)	**(40.7%)**	**(44.7%)**	**10.3%**

ENZON

DCM DELLACAMERA CAPITAL MANAGEMENT, LLC

…Is Still Unrealized

Almost two years after our initial investment, Enzon’s stock continues to trade at a significant discount to potential intrinsic value

CURRENT VALUE

THEORETICAL VALUE

Management is in its 5th year and still has no actionable plan to eliminate this perpetual discount

($ in millions)

($ in millions)

Notes:

1  As of May 8, 2009

2  As of March 30, 2009

3  As of May 7, 2009

1

2

3

140
120
100
80
60
40
20
9/1/04
3/1/05
9/1/05
3/1/06
9/1/06
3/1/07
9/1/07
3/1/08
9/1/08
3/1/09
Enzon
S&P 500
Nasdaq Biotech Index ²

ENZON

DCM DELLACAMERA CAPITAL MANAGEMENT, LLC.

Stock Price Performance Under
Jeffrey H. Buchalter

Since taking over at Enzon, Jeffrey Buchalter oversaw a ~60% decline in share price through April 21, 2009¹

Enzon

(58%)

S&P 500

(23%)

Nasdaq Biotech
Index

(7%)

Source:  Capital IQ and Nasdaq.com

Notes:

1  April 21, 2009 reflects the last trading day price prior to the filing of DCM’s preliminary consent solicitation statement

2  NASDAQ Biotechnology Index includes securities of Nasdaq-listed companies classified according to the
    Industry Classification Benchmark as either Biotechnology or Pharmaceuticals which also meet other eligibility criteria; index contains over 133 companies including Enzon

Jeffrey Buchalter named Chairman

Jeffrey Buchalter named CEO/President

$14.50
$12.00
$9.50
$7.00
$4.50
$2.00
Stock Price (US$)
$5.5
$5.0
$4.5
$4.0
$3.5
$3.0
$2.5
Total Compensation ($mm)
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08
Buchalter Compensation
Enzon Stock Price

ENZON

DCM DELLACAMERA CAPITAL MANAGEMENT, LLC.

2005: $2.8mm ²

2006: $3.9mm (35% inc.)

2007: $5.3mm (36% inc.)

Jeffrey Buchalter has enjoyed significant increases in overall compensation over the past four years while the Company’s share price has continued to fall

COMPANY PERFORMANCE VS. TOTAL CEO COMPENSATION ¹

Source:  Company filings and Capital IQ

Notes:

1  Total compensation includes base salary, cash bonus, stock awards, option awards and other compensation

2  2005 data reflects the sum of half the fiscal year ended June 30, 2005 and the six-month transition period ended December 31, 2005; option awards data unavailable for 2005

2008: $4.9mm (6% dec.)

Stock Price Performance vs.
Compensation

Recent Failed Efforts

In the last year, Jeffrey Buchalter has overseen a number of failed “strategic”
efforts:

Failed sale of Specialty Pharmaceuticals division

Ill-conceived and aborted Biotech spin-off

Woefully under-subscribed debt repurchase

These failed efforts cost the Company $5 million in additional G&A expenses

Victory Pharma / Sciele Pharma, Inc.
Stiefel / gsk GlaxoSmithKline
CVT CV Therapeutics / Gilead
arana therapeutics / Cephalon
Ovation Pharmaceuticals, Inc. / Lundbeck
Coria / Valeant Pharmaceuticals International
Sciele Pharma, Inc. / Shionogi
Valeant Pharmaceuticals International / MEDA
Alpharma / King Pharmaceuticals

ENZON

DCM DELLACAMERA CAPITAL MANAGEMENT, LLC.

Example: Failed Sale of Specialty
Pharmaceuticals Business

Portfolio and pipeline expansion

1.5x

$1.3Bn

7/31/08

Geographic and market expansion

1.7x

$300mm

8/4/08

Pipeline expansion

3.2x

$91mm²

2/27/09

Geographic and pipeline expansion

4.4x

$900mm¹

2/9/09

Portfolio and pipeline expansion

2.4x

$95mm

9/16/08

Geographic and market expansion

3.2x

$1.3Bn

9/1/08

Portfolio expansion

8.8x

$1.4Bn

3/12/09

4/20/09

5/18/09

DATE ANNC’D

Portfolio expansion

4.0x

$3.6Bn¹

Portfolio expansion

2.6x

$150mm

REV. MULTIPLE

RATIONALE

TARGET  / ACQUIROR

DEAL VALUE

On August 11, 2008, Enzon announced it had received indications of interest for the purchase of all or a portion of the Specialty Pharmaceuticals business

On November 5, 2008, Enzon announced the conclusion of the process to sell the Specialty Pharmaceuticals business with no sale consummated

Numerous specialty pharmaceuticals companies have been sold in the last year, many after Enzon commenced its sale process

At 2.5x 2008 Specialty Pharmaceuticals revenue of $137.4 million, the implied value of the Specialty
Pharmaceuticals business is approximately $344 million. Thus, the value of the Specialty Pharmaceuticals business alone may be close to the market value of the entire Company

Note:

1  Includes contingent payments

2  Based on February 27, 2009 exchange rate of 1 USD = 1.538 AUD

European

Assets

R&D Spending

Notes:

1  2005 data reflects the sum of half the fiscal year ended June 30, 2005 and the six-month transition period ended December 31, 2005

2  According to the Company, 2009 R&D expenses are expected to range between $80 million and $90 million

$272.7

$85.0 ²

$58.1

$54.6

$42.9

$32.1 ¹

R&D Expenses

Total

2009E

2008

2007

2006

2005

Management will have spent over $270 million in R&D by the end of 2009

($ in millions)

($ in millions)	6 months 2005	FY 2006	FY 2007	9 months 2008	Total
PEG-SN38	**$0.0**	**$2.4**	**$3.7**	**$3.4**	**$9.5**
rhMBL	**$10.0**	**$10.5**	**$11.9**	**$1.7**	**$34.1**
LNA Platform:					
HIF-1 Alpha Antagonist	$0.0	$5.6	$3.8	$2.4	$11.9
Survivin Antagonist	0.0	0.1	1.9	2.6	4.7
Other LNA Targets	0.0	0.8	4.7	4.9	10.3
Acquired R&D	0.0	11.0	0.0	0.0	11.0
Total LNA Spending	**$0.0**	**$17.5**	**$10.5**	**$9.9**	**$37.9**
Customized PEG Technology	**$1.3**	**$1.2**	**$0.4**	**$0.2**	**$3.1**
Other Costs [2]	**$8.1**	**$14.3**	**$17.2**	**$15.6**	**$55.1**
Total Pipeline R&D Spending	**$19.4**	**$45.8**	**$43.6**	**$30.8**	**$139.6**
Pipeline G&A	**$2.3**	**$6.2**	**$9.7**	**$8.2**	**$26.4**
Total Pipeline Expenditures	**$21.7**	**$51.9**	**$53.3**	**$39.0**	**$165.9**

-

-

  –

ENZON

DCM DELLACAMERA CAPITAL MANAGEMENT, LLC.

Source:  Evivrus Form 10-12B/A, November 24, 2008

Note:

1  Data for pipeline spending only available through September 30, 2008

2  Evivrus Form 10-12B/A, “We currently have other products in preclinical programs and research. Other products also include research and development candidates that have been discontinued and various research and development overhead costs” (emphasis added)

PIPELINE SPENDING THROUGH 9/30/08 ¹

The category with the greatest expenditures is the “Other Costs” category ²

On February 10, 2009, Enzon announced the termination of its rhMBL program for failing to achieve certain developmental thresholds

Through September 2008, Enzon has poured over $34 million into this program.  Note that this dwarfs the amount spent on PEG-SN38

Spending by Pipeline Project

Analyst View of Pipeline Value

Equity analysts value the pipeline at a small fraction of the total funds spent on building it

Buchalter’s chosen R&D projects have inspired little confidence from the analytical community

Based on the potential value of the Specialty Pharmaceuticals business, Enzon’s current enterprise value ascribes little value to the Royalty business and no value to the Biotech pipeline, which implies that investors have even less confidence in the pipeline than equity analysts

$75.0mm

Oppenheimer 3

$89.0mm

Cowen 2

$50.0mm

Caris 1

Notes:

1  May 8, 2009

2  May 7, 2009

3  March 30, 2009

Lack of Concrete Plan

Jeffrey Buchalter has not offered a concrete plan to increase the stock price and eliminate the discount to intrinsic value, other than basically asking for more time

4 ½ years is enough time

Shareholders are not being paid to wait

“…we're well positioned to deliver long-term shareholder value through the maturation of our pipeline”

                                                                                                                                          – Jeffrey Buchalter (Earnings Call, May 7, 2009)

Jeffrey Buchalter, however, is being exceedingly well-paid to wait

“Enzon today is exactly what we sought to create.”

                                                                                                                                          – Jeffrey Buchalter (Annual Meeting, May 21, 2009)

Runaway Compensation

Compensation lavished upon Jeffrey H. Buchalter:

Jeffrey Buchalter has profited handsomely while Enzon’s stock price has languished

Non-Cash Compensation

Cash Compensation

$16,858,911

Total

2,827,760

344,861

N/A

1,369,149

687,500

426,250

2005 ¹

3,886,874

155,313

1,385,352

624,094

1,050,000

672,115

2006

5,255,493

208,495

2,136,283

974,657

1,162,500

773,558

2007

$4,888,784

$178,974

$1,176,603

$1,568,436

$1,111,500

$853,271

2008

Total

Other

Option
Awards

Stock
Awards

Bonus

Salary

Year

Source:  Company filings

Note:

1    2005 data reflects the sum of half the fiscal year ended June 30, 2005 and the six-month transition period ended December 31, 2005; option awards data unavailable for 2005

Now Is the Time for Change

Change is needed, and it must start at the top

We believe shareholders have the right to initiate change
to protect their investment

Can this Board of Directors Effect
the Required Change?

Jeffrey H. Buchalter

Enzon Pharmaceuticals: President, CEO & Chairman of the Board since December 2004

Enzon Pharmaceuticals: Chairman of the Board since September 2004

ILEX Oncology, Inc.: CEO and President from January 2002 to December 2004

Pharmacia Corporation: Group Vice President and Head of the Worldwide Oncology Franchise from 1997 to 2001

Göran Ando, M.D.

Enzon Pharmaceuticals: Director since November 2004; Chairman of the Compensation Committee;
initially identified by Buchalter

Pharmacia Corporation: Executive Vice President and President of R&D, employed at company from 1995 to 2003

Victor Micati

Enzon Pharmaceuticals: Director since November 2004; Lead “Independent” Director; Chairman of the Governance
and Nominating Committee; initially identified by Buchalter

ILEX Oncology, Inc.: Director of ILEX Oncology Inc. since May 2003

Pfizer Inc.: Executive Vice President of the Pharmaceutical Group, employed at company from 1965 to 1999

Robert Salisbury

Enzon Pharmaceuticals: Director since May 2005; Chairman of Finance and Audit Committee

Pharmacia & Upjohn, Inc.: Executive Vice President and CFO, employed at company from 1974 to 1998

Jeffrey Buchalter is Chairman of the Board and 3 out of 7 of Enzon’s non-executive Board Members have prior connections to Jeffrey Buchalter and each has been named Chairman of a key committee on the Board

“Evergreen” provision effectively makes Jeffrey Buchalter perpetual CEO:

A highly unusual 12-month’s advance notice is required for non-renewal of contract

Board’s refusal to send a notice of non-renewal means Jeffrey Buchalter will hold power well beyond December 31, 2009 unless shareholders remove him

Mandates that Jeffrey Buchalter serve as the Chairman in addition to President and CEO, an arrangement that is increasingly under public attack

Source:

1  “How to Rein in the Imperial CEO," Wall Street Journal, 9 July 2008, p. A15

Highly unusual contract inherently allows for a lack of accountability

Buchalter’s Employment Agreement

Is Jeffrey Buchalter the textbook Imperial CEO?

“America's most serious corporate governance problem is the Imperial CEO – a leader who is both chairman of the company's board of directors as well as its chief executive officer. Such a CEO can dominate his board and is accountable to no one. This arrangement creates a conflict of interest…

The result of this conflict of interest is excessive CEO compensation and undeserved job security.
Entrenched management leads to empire-building, continued adherence to flawed business strategies, resistance to change, the stifling of healthy debate in the boardroom, and destruction of shareholder value.”

                                                                                                                                           – Gary Wilson, Wall Street Journal (7/9/2008) ¹

Consent Solicitation

Proposal 1:

Amend bylaws to permit stockholders to remove Company’s Chief Executive Officer and/or
President from such office(s) and any other officer’s position

Proposal 2:

Remove Jeffrey H. Buchalter as Chief Executive Officer and President and from all officer’s positions he holds

Proposal 3:

Amend bylaws to require unanimous vote of all Directors in order to amend proposal 1 or 3

DCM’s consent solicitation allows shareholders to exercise their rights and effect change

We believe that the only way to timely effect change is to remove Jeffrey Buchalter by shareholder consent

Disclaimer

DellaCamera Capital Management, LLC (“DCM”) prepared this presentation based on publicly available information. DCM has not and does not intend to verify independently any of such information, all of which
DCM assumes is accurate and complete in all material respects. If this presentation contains projections, forecasts or other forward-looking statements, DCM assumes that they were prepared based on the best available estimates of the future events underlying such statements. This presentation speaks only as of its date and DCM assumes no duty to update it or to advise any person that its conclusions or advice has changed.

This presentation is solely for your information purposes only. Consider it along with all other facts, advice and your own insights before making your own independent decisions. Do not provide a copy of this presentation to any person without DCM’s prior consent. No other person should rely on it for any purpose. DCM does not offer tax, accounting or legal advice.

This presentation is not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. It is not a commitment to underwrite any security, to loan any funds or to make any investment.

Legend

PLEASE READ THE CONSENT SOLICITATION STATEMENT OF DELLACAMERA CAPITAL MASTER FUND, LTD.
WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING
INFORMATION ABOUT INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF CONSENTS OF
ENZON PHARMACEUTICALS, INC. STOCKHOLDERS.  YOU MAY OBTAIN THIS CONSENT SOLICITATION
STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV.  YOU MAY ALSO OBTAIN
THIS CONSENT SOLICITATION STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION
OF CONSENTS BY DELLACAMERA CAPITAL MASTER FUND, LTD., BY CONTACTING MACKENZIE PARTNERS,
INC., 105 MADISON AVENUE, NEW YORK, NY 10016 AT 800-322-2885.  PRESENTLY, A PRELIMINARY FORM
OF THIS CONSENT SOLICITATION STATEMENT IS PUBLICLY AVAILABLE.